Exhibit 3.1- Articles of Incorporation	State of Delaware Secretary of State Division of Corporations Delivered 05:08 PM 04/25/2003 FILED 04:23 PM 04/25/2003 SRV 030271217 - 3651348 FILE

CERTIFICATE OF INCORPORATION

          FIRST: The name of this corporation shall be: MADISON GROUP III, INC.

          SECOND: Its registered office in the State of is to be located at 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at such address is THE COMPANY CORPORATION.

          THIRD: The purpose or purposes of the corporation shall be:

                    To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

          FOURTH: The total number of shares of stock which this corporation is authorized to issue is:

                    Fifty-million (50,000,000) shares of common stock with .00001 par value.

          FIFTH: The name and address of the incorporator is as follows:

Brandon Laramore
2711 Centerville Road
Suite 400
Wilmington, Delaware 19808

          SIXTH: The Board of Directors shall have the power to adopt, amend or repeal the by-laws.

          SEVENTH: No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article Seventh shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

          IN WITNESS WHEREOF, the undersigned, being the incorporator herein before named, has executed signed and acknowledged this certificate of incorporation.

Date: April 25, 2003	/s/ Brandon Laramore Name: Brandon Laramore Incorporator